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                                     CONFIDENTIAL


January 28, 1997


Tom Grimes
c/o Tremmingham's
37 Front Street
Hamilton, Bermuda


Dear Tom:

This letter confirms our offer to you as President, Hardlines for Montgomery Ward with responsibility for all merchandising activities for Electric Avenue, Auto Express, Soft Home and Furniture. Additionally, you will be the Chief Executive Officer for Lechmere Stores. You will report to Roger Goddu, Chairman and Chief Executive Officer and serve as a member of the Montgomery Ward Executive Committee. Your compensation plan will include the following:

    1.)  Base salary of $500,000 annually, paid semi-monthly.

    2.) Target bonus on the Performance Management Plan of $200,000. Based upon the achievement of superior performance against specific objectives for the year, you have the opportunity to earn up to 150% of your target bonus. For fiscal 1997, your target bonus of $200,000 will be guaranteed.

    3.) You will receive a hiring bonus of $50,000 within 30 days of employment to handle miscellaneous expenses of your move.

    4.) You will participate in the senior officer perquisites, including; financial counselling, tax assistance, executive medical, and annual physical examination.

    5.) Montgomery Ward will provide you with a relocation plan, including movement of household goods, househunting trips, and payment of your closing costs on your home purchase, plus up to two points on your financing of a new home. Your temporary housing expenses in the Chicago area for the first six months (or until relocation if sooner) will be paid by Montgomery Ward.

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Tom Grimes
January 28, 1997
Page 2


    6.) As soon as possible after your start date, you will receive a stock option for 500,000 shares of Montgomery Ward Holding stock at the 1997 fair market value as of December 29, 1996. These options will vest as follows:

                   200,000 - February 1, 1998
                   150,000 - February 1, 1999
                   150,000 - February 1, 2000

         All stock options in point 6 are subject to the Stockholder's Agreement which you will be required to sign as a Type 2 Management Shareholder. (A copy of the current 10-Q and latest Prospectus are included).

    7.) If Montgomery Ward initiates a separation of your employment prior to February 1, 2000 for any reason other than "Cause" as defined below, you will receive:

              A) Your base salary for twenty-four months. After February 1, 2000, you will participate in the normal Senior Officer Severance Plan that exists as of that date.

              B) The continuation of the vesting of your stock and stock options through February 1, 2000.

         "Cause" shall mean (i) your willful failure to substantially perform your duties hereunder, (ii) your willful failure to follow a written, lawful order or written directive from the Board of Directors or Chief Executive Officer of the company, or (iii) your conviction of any kind of felony or any misdemeanor involving moral turpitude. For purposes of this paragraph, no act, or failure to act, on your part shall be considered "willful" unless such act, or failure to act by you was not in good faith and was without reasonable belief that your action or omission was in the best interest of the Company.

         In the event of a Change of Control where the Company is sold to a third party you may elect to leave the Company upon thirty (30) days written notice to the Chairman and Chief Executive Officer. If you elect this separation reason, you will receive

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Tom Grimes
January 28, 1997
Page 3


         one year's base salary in a lump sum. All stock and stock options will vest in accordance with the normal terms of the Stockholder's Agreement and will NOT be accelerated. You must elect this option within thirty (30) days of the Change of Control or it will terminate as an option to you.

         If you voluntarily leave Montgomery Ward, or are separated for "Cause", you will receive no severance payments, nor will your stock continue to vest beyond your separation date.

I am happy that you are considering joining Montgomery Ward. If you are in agreement with this letter, please sign below and return it to me whereupon it will become our binding agreement. I am certain that your management ability can help move Montgomery Ward to the premier position in the Industry.

Sincerely,




Robert A. Kasenter
Executive Vice President
Human Resources



cc: Roger Goddu



                                                       /s/ Tom Grimes
                                                 ______________________________
                                                          Tom Grimes